UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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HELEN OF TROY LIMITED

(Name of Registrant as Specified in its Charter)

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PRELIMINARY COPY

HELEN OF TROY LIMITED
Clarendon House
Church Street
Hamilton, Bermuda

June 28, 2007

Dear Shareholders:

It is my pleasure to invite you to the 2007 Annual General Meeting of the Shareholders of Helen of Troy Limited. The meeting will be held at 1:00 p.m., Mountain Daylight Time, on Tuesday, August 21, 2007, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas. In addition to the business to be transacted at the meeting, members of management will present information about the Company's operations and will be available to respond to your questions.

We encourage you to help us reduce printing and mailing costs, and conserve natural resources by signing up for electronic delivery of our shareholder communications. For more information, see "Electronic Delivery of Shareholder Communications."

At our Annual Meeting, we will vote on proposals to elect eight directors, to approve an amendment to the Company’s bye-laws to make the Company eligible for a direct registration program, to appoint Grant Thornton LLP as the Company's auditor and independent registered public accounting firm, to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, and to transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Annual General Meeting of Shareholders and Proxy Statement contains information that you should consider when you vote your shares. Also, for your convenience, you can appoint your proxy via touch-tone telephone at 1-800-690-6903 or via the internet at WWW.PROXYVOTE.COM.

It is important that you vote your shares whether or not you plan to attend the meeting. Please complete, sign, date and return the enclosed proxy card in the accompanying envelope as soon as possible, or appoint your proxy by telephone or on the internet as set forth above. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy and vote in person at that time. I look forward to seeing you at the meeting. On behalf of the management and directors of Helen of Troy Limited, I want to thank you for your continued support and confidence.

Sincerely, Gerald J. Rubin Chairman of the Board, Chief Executive Officer and President

PRELIMINARY COPY

HELEN OF TROY LIMITED
Clarendon House
Church Street
Hamilton, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 21, 2007

Notice is hereby given that the Annual General Meeting of the Shareholders (the "Annual Meeting") of Helen of Troy Limited, a Bermuda Company (the "Company"), will be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 21, 2007, at 1:00 p.m., Mountain Daylight Time, for the following purposes:

1.	To vote for the election of a board of eight directors;

2.	To approve an amendment to the Company’s bye-laws to make the Company eligible for a direct registration program;

3.
To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm to serve for the 2008 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting is June 25, 2007. You are urged to read carefully the attached Proxy Statement for additional information concerning the matters to be considered at the Annual Meeting.

If you do not expect to be present in person at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope that has been provided for your convenience. The prompt return of proxies will help ensure the presence of a quorum and save the Company the expense of further solicitation. Also, for your convenience, you can appoint your proxy via touch-tone telephone at 1-800-690-6903 or via the Internet at WWW.PROXYVOTE.COM.

You are cordially invited and encouraged to attend the Annual Meeting in person.

Vincent D. Carson
Vice President, General Counsel and Secretary

El Paso, Texas
June 28, 2007

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. MOST SHAREHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR PROXIES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET, (2) BY PHONE OR (3) BY MARKING, DATING AND SIGNING THE ENCLOSED PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO APPOINT YOUR PROXY ON THE INTERNET. IT IS CONVENIENT, AND IT SAVES THE COMPANY SIGNIFICANT POSTAGE AND PROCESSING COSTS.

PRELIMINARY COPY

PRELIMINARY COPY

HELEN OF TROY LIMITED

Clarendon House
Church Street
Hamilton, Bermuda

PROXY STATEMENT

FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
August 21, 2007

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Helen of Troy Limited (the "Company") for use at its Annual General Meeting of Shareholders (the "Annual Meeting") to be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 21, 2007, at 1:00 p.m., Mountain Daylight Time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. A proxy may be revoked by filing a written notice of revocation or an executed proxy bearing a later date with the Secretary of our Company any time before exercise of the proxy or by attending the Annual Meeting and voting in person. Forms of proxy and proxy statements are to be distributed on or about July 6, 2007.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the Director nominees as set forth in Proposal 1.

•	FOR the proposal to approve an amendment to the Company’s bye-laws to make the Company eligible for a direct registration program as set forth in Proposal 2.

•
FOR the appointment of Grant Thornton LLP as the auditor and independent registered public accounting firm of the Company and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration as set forth in Proposal 3.

In addition, if other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting. Your vote is important. If you do not vote your shares, you will not have a say in the important issues to be voted upon at Helen of Troy’s 2007 Annual General Meeting of Shareholders. To pass, each proposal included in this year’s proxy statement requires an affirmative vote of a majority of the votes cast at the Annual Meeting. To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Annual Meeting in person.

The Annual Report to Shareholders for the year ended February 28, 2007 ("fiscal 2007"), including financial statements, is enclosed. It does not form any part of the material provided for the solicitation of proxies.

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit the return of proxies by telephone and personal interview. Forms of proxy and proxy materials may also be distributed through brokers, custodians and like parties to beneficial owners of our common shares, par value $.10 per share (the "Common Stock"), for which we will, upon request, reimburse the forwarding expense.

VOTING SECURITIES & RECORD DATE

The close of business on June 25, 2007, is the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of June 25, 2007, there were _____________ shares of Common Stock issued and outstanding, each entitled to one vote per share.

QUORUM; VOTING

The presence in person of two or more persons, representing throughout the Annual Meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal. If a quorum is present, the eight nominees for Directors receiving a majority of the votes cast at the Annual Meeting in person or by proxy shall be elected. The affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy shall be the act of the shareholders with respect to Proposal 2 and Proposal 3. Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to Proposals 1, 2, and 3. If within half an hour from the time appointed for the Annual Meeting a quorum is not present in person or by proxy, the Annual Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place the Board of Directors may determine, provided that at least two persons are present at such adjourned meeting, representing throughout the meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

PROPOSAL 1: ELECTION OF DIRECTORS

The bye-laws of the Company state that the number of our Directors shall be established by the shareholders from time to time but shall not be less than two. Presently, the number of director positions remains set at eight. Accordingly, the Nominating and Corporate Governance Committee has nominated eight candidates for election to the Board of Directors.

The eight persons named below are the nominees for election as Directors. One of the eight candidates, Mr. Gerald J. Rubin is a member of the Company's senior management. Gerald J. Rubin and Stanlee N. Rubin are married. Gerald J. Rubin and Byron H. Rubin are brothers. The Board of Directors has determined that the remaining five candidates, Gary B. Abromovitz, John B. Butterworth, Timothy F. Meeker, Adolpho R. Telles, and Darren G. Woody are independent directors as defined in the applicable rules for companies traded on the NASDAQ Stock Market LLC (“NASDAQ”), and therefore, the majority of persons nominated to serve on our Board of Directors will be independent as so defined. Each Director elected shall serve as a Director until the next annual general meeting of shareholders, or until his or her successor is elected and qualified.

Set forth below are descriptions of the principal occupations during at least the past five years of the nominees for election to our Board of Directors:

GARY B. ABROMOVITZ, age 64, is Deputy Chairman of the Board, Lead Director, and chairs the Compensation Committee and Nominating and Corporate Governance Committee. He is also a member of the Audit Committee and chairs the executive sessions of the independent Directors. He has been a Director of the Company since 1990. He is an attorney and has acted as a consultant to several law firms in business related matters, including trade secrets, unfair competition and commercial litigation. He also has been active in various real estate development and acquisition transactions for over 30 years in Arizona and California, with experience in the areas of industrial buildings, medical offices and commercial, residential and historic properties. In March 2005, he joined the Board of Directors of CardioVascular BioTherapeutics, Inc., a biopharmaceutical company, where he currently serves as Lead Director, Chair of the Compensation, Audit, Corporate Governance, and Conflict Resolution Committees, chairs the executive sessions of independent directors, and is a member of the European Compliance Committee.

JOHN B. BUTTERWORTH, age 56, has been a Director of the Company since August 2002. Mr. Butterworth is a Certified Public Accountant and, since 1982, has been a shareholder in a public accounting firm located in El Paso, Texas.

TIMOTHY F. MEEKER, age 60, has been a Director of the Company since August 2004. Since 2002, Mr. Meeker has served as President and principal in Meeker and Associates, a privately-held management consulting firm. Mr. Meeker served as Senior Vice President, Sales & Customer Development for Bristol-Myers Squibb, a consumer products and pharmaceutical company, from 1996 through 2002. From 1989 to 1996, Mr. Meeker served as Vice President of Sales for Bristol-Myers' Clairol Division.

BYRON H. RUBIN, age 57, has been a Director of the Company since 1981. Mr. Rubin has been a partner in the firm of Daniels & Rubin, an insurance and tax planning firm in Dallas, Texas, since 1979.

GERALD J. RUBIN, age 63, founder of the Company, has been the Chairman of the Board, Chief Executive Officer and President of the Company since June 2000. From 1984 to June 2000, Mr. Rubin was Chairman of the Board and Chief Executive Officer of the Company. Mr. Rubin has been a Director of the Company since 1969. Mr. Rubin also serves on the Board of Directors of the El Paso Branch, Federal Reserve Bank of Dallas, Texas.

STANLEE N. RUBIN, age 63, has been a Director of the Company since 1990. Mrs. Rubin is active in civic and charitable organizations. She is a Partner for the Susan G. Komen Breast Cancer Foundation and Founder of the Center for the Visual Arts at the University of Texas at El Paso.

ADOLPHO R. TELLES, age 57, has been a Director of the Company since June 2005 and chairs the Audit Committee. Mr. Telles is a Certified Public Accountant. Since November 2003, Mr. Telles has been a business consultant providing advisory services to entities in the area of corporate governance, internal auditing, and compliance with the Sarbanes Oxley Act of 2002. Previously, Mr. Telles was a partner with the accounting firm of KPMG LLP, and its predecessors, for over 16 years.

DARREN G. WOODY, age 47, has been a director of the Company since August 2004. Mr. Woody is President and Chief Executive Officer of C.F. Jordan, a construction services firm. He has served in this capacity since August of 2000. Previously, Mr. Woody was a partner in the law firm of Krafsur, Gordon, Mott and Woody P.C.

The nominees receiving a majority of the votes cast at the Annual Meeting will be elected as Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE EIGHT NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE, THE BOARD, BOARD COMMITTEES AND MEETINGS

Corporate Governance. Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, Board of Directors and management. The shareholders elect the Board and vote on extraordinary matters.

Our Corporate Governance Guidelines, as well as our Code of Ethics, and the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available under the “Corporate Governance” heading of the investor relations page of our website at the following address: http://www.hotus.com.

Our Company believes that it is in compliance with the corporate governance requirements of the NASDAQ listing standards. The principal elements of these governance requirements as implemented by our Company are:

•	affirmative determination by the Board of Directors that a majority of the Directors are independent,

•	regularly scheduled executive sessions of independent Directors,

•
Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee comprised of independent Directors and having the purposes and charters described below under the separate committee headings, and

•	specific Audit Committee authority and procedures outlined in the charter of the Audit Committee.

Independence. The Board of Directors has determined that the following five Directors nominated for election at the Annual Meeting are independent Directors as defined in the NASDAQ listing standards: Gary B. Abromovitz, John B. Butterworth, Timothy F. Meeker, Adolpho R. Telles, and Darren G. Woody. Therefore, a majority of the persons nominated to serve on our Company’s Board of Directors is independent as so defined. The foregoing independence determination of our Board of Directors included the determination that each of these five nominated Board members, if elected and appointed to the Audit Committee, Nominating and Corporate Governance Committee, or Compensation Committee as discussed above, respectively, is:

•
independent for purposes of membership on the Audit Committee under Rule 4350(d) of the NASDAQ listing standards, that includes the independence requirements of Rule 4200 and additional independence requirements under SEC Rule 10A-3(b);

•	independent under the NASDAQ listing standards for purposes of membership on the Nominating and Corporate Governance Committee; and

•
independent under the NASDAQ listing standards for purposes of membership on the Compensation Committee, as a “non-employee director” under SEC Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” as defined in regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board has designated an independent director as the Deputy Chairman and lead director, who is currently Gary B. Abromovitz. The Deputy Chairman’s authority and responsibilities include:

•	presiding at all meetings of the Board when the Chairman is not present and over executive sessions;

•	serving as a liaison between the Chairman and the independent Directors; and

•	calling meetings of the independent Directors.

Our Board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. Independent Directors regularly meet without management present, and the Board’s lead director leads those sessions. Board members have access to all of our employees outside of Board meetings. Our Board of Directors has three committees: The Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

The following table shows the composition of these committees and the number of meetings held over the 2007 fiscal year:

Director	Executive Sessions of Independent Directors	Audit	Nominating and Corporate Governance	Compensation
Gary B. Abromovitz	Chair	M	Chair	Chair

John B. Butterworth	M	M

Timothy F. Meeker	M		M	M

Adolpho R. Telles	M	Chair

Darren G. Woody	M		M	M

Number of Meetings Held in Fiscal 2007	5	8	4	4

M = Current Member during the 2007 fiscal year

Audit Committee. Our Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The primary purposes of this committee are to oversee, on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes and integrity of our Company’s financial statements, (2) the audits of our Company’s financial statements and appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (3) our compliance with legal and regulatory requirements, and (4) the staffing and ongoing operation of our internal audit function. The Audit Committee meets periodically with our Chief Financial Officer and other appropriate officers in the discharge of its duties. The Audit Committee also reviews the content and enforcement of the Company's Ethical Code of Conduct, consults with our legal counsel on various legal compliance matters and on other legal matters if those matters could materially affect our financial statements.

The Board of Directors has determined that the members of the Audit Committee are independent as previously described. In addition, the Board of Directors determined that Mr. Telles qualifies as an "audit committee financial expert" as defined by the SEC in Item 401(h) of Regulation S-K promulgated by the SEC and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934. The Board of Directors also determined that all of the members of the Audit Committee meet the requirement of the NASDAQ listing standards that each member be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Nominating and Corporate Governance Committee. The primary purposes of the committee are to (1) recommend to our Board of Directors individuals qualified to serve on our Board of Directors for election by shareholders at each annual general meeting of shareholders and to fill vacancies on the Board of Directors, (2) implement the Board’s criteria for selecting new directors, (3) develop, recommend to the Board, and assess our corporate governance policies, and (4) oversee the evaluation of our Board. The Nominating and Corporate Governance Committee receives recommendations from its members or other members of the Board of Directors for candidates to be appointed to the Board or committee positions, reviews and evaluates such candidates and makes recommendations to the Board of Directors for nominations to fill Board and committee positions.

The committee's current process for identifying and evaluating nominees for director consists of general periodic evaluations of the size and composition of the Board of Directors, applicable listing standards and laws, and other appropriate factors with a goal of maintaining continuity of appropriate industry expertise and knowledge of our Company. The committee looks for a number of personal attributes in selecting candidates including: sound reputation and ethical conduct; business and professional activities, which are complementary to those of the Company; the availability of time and a willingness to carry out their duties and responsibilities effectively; an active awareness of changes in the social, political and economic landscape; an absence of any conflicts of interest; limited service on other boards; and, a commitment to contribute to the Company's overall performance, placing it above personal interests.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Any candidate recommended by shareholders must meet the same general requirements outlined in the previous paragraph, to be considered for election. Any shareholder who intends to present a director nomination proposal for consideration at the 2008 Annual Meeting and intends to have that proposal included in the proxy statement and related materials for the 2008 annual general meeting, must deliver a written copy of the proposal to our Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures, specified under "Shareholder Proposals" in this proxy statement and in accordance with the applicable requirements of SEC Rule 14a-8.

If a shareholder does not comply with the foregoing Rule 14a-8 procedures, the shareholder may use the procedures set forth in our Company’s bye-laws, although our Company would in the latter case not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to shareholders. For shareholder nominations of directors to be properly brought before an annual general meeting by a shareholder pursuant to the bye-laws, the shareholder must have given timely notice thereof in writing to the Secretary of our Company. To be timely, written suggestions for candidates, accompanied by a written consent of the proposed candidate to serve as a director if nominated and elected, a description of his or her qualifications and other relevant biographical information, must be delivered for consideration by the Nominating and Corporate Governance Committee prior to the next annual general meeting to the Secretary of the Company, Clarendon House, Church Street, Hamilton, Bermuda not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting. In the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of the 60th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Under SEC Rule 14a-8 (and assuming consent to disclosure is given by the proponents and nominee), our Company must disclose any nominations for director made by any person or group beneficially owning more than 5% of our outstanding Common Stock by the date that was 120 calendar days before the anniversary of the date on which its proxy statement was sent to its shareholders in connection with the previous year's annual general meeting. Our Company did not receive any such nominations for this year’s annual general meeting.

Compensation Committee. The primary purposes of the committee are to (1) evaluate and approve the corporate goals and objectives set by the CEO, (2) evaluate the CEO's performance in light of those goals and objectives, (3) make recommendations to the CEO with respect to non-CEO compensation, (4) oversee the administration of our incentive compensation plans and equity-based plans, and (5) produce an annual report on executive compensation for inclusion in the Company's proxy statement. The Board of Directors has determined that the members of this committee are independent as previously described. In addition to the meetings noted in the table on the previous page, the Committee also conducted numerous informal telephonic discussions and consulted its legal advisors throughout the year.

Meetings of Board of Directors. The Board of Directors held four regularly scheduled meetings and one telephonic meeting during fiscal 2007. Mrs. Rubin was not in attendance at one regularly scheduled meeting. Mrs. Rubin, Mr. Butterworth and Mr. Carameros were not in attendance at a telephonic meeting. Mr. Abromovitz was not in attendance at one Audit Committee meeting. With the exception of these absences, all Directors attended all Board of Directors meetings or applicable committee meetings during the period for which he or she acted as a Director during fiscal 2007. The Company expects all Board members to attend its annual general meeting of the shareholders, unless circumstances would prevent a Board member from doing so. All Board members, except for Mrs. Rubin, attended the prior year's annual general meeting of the shareholders.

SHAREHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Any record or beneficial owner of our shares of Common Stock who has concerns about accounting, internal accounting controls, or auditing matters relating to our Company may contact the Audit Committee directly. Any record or beneficial owner of our stock who wishes to communicate with the Board of Directors on any other matter should also contact the Audit Committee. The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to our Company. If particular communications are directed to the full Board, independent Directors as a group, or individual directors, the Audit Committee will route these communications to the appropriate directors or committees so long as the intended recipients are clearly stated.

Communications intended to be anonymous may be made by calling our national hotline service at 866-210-7649 or 866-210-7650. When calling, please identify yourself as a shareholder of our Company intending to communicate with the Audit Committee. This third party service undertakes to forward the communications to the Audit Committee if so requested and clearly stated. You may also send communications intended to be anonymous by mail, without indicating your name or address, to Helen of Troy Limited, 1 Helen of Troy Plaza, El Paso, Texas, 79912, USA, Attention: Chairman of the Audit Committee. Communications not intended to be made anonymously may be made by calling the hotline number or by mail to that address, including whatever identifying or other information you wish to communicate.

Communications from employees or agents of our Company will not be treated as communications from our shareholders unless the employee or agent clearly indicates that the communication is made solely in the person’s capacity as a shareholder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2007, no executive officer of the Company served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

DIRECTOR COMPENSATION

The following table summarizes the total compensation earned by all non-employee Directors during fiscal 2007:

Director Summary Compensation for Fiscal 2007
	Fees Earned
	or Paid	All Other
	in Cash	Compensation		Total
Name	($)	($)		($)
Gary B. Abromovitz	150,000	-		150,000
John B. Butterworth	90,000	-		90,000
Timothy F. Meeker	78,000	48,000	(1)	126,000
Byron H. Rubin	36,000	30,000	(2)	66,000
Stanlee N. Rubin	33,000	-		33,000
Adolpho R. Telles	106,000	-		106,000
Darren G. Woody	78,000	-		78,000

(1)
Represents fees earned by Timothy Meeker in connection with a marketing and consulting advisory services agreement with the Company. For further information, see “Certain Relationships and Related Transactions.”

(2)
Represents insurance agent's commissions earned by Byron Rubin paid by certain of our insurers directly to him in connection with the Company's group health, life and disability insurance policies as well as certain life insurance polices covering its officers. For further information, see “Certain Relationships and Related Transactions.”

In fiscal 2007, the following cash compensation was paid to our non-employee Directors:

Directors Fees Earned or Paid in Cash for Fiscal 2007
Name	Quarterly Board Retainers ($) (1)	Quarterly Board Meeting Fees ($) (2)	Independent Directors Meeting Fees ($) (3)	Quarterly Deputy Chairman Retainers ($) (4)	Quarterly Committee Chair Retainers ($)		Committee Member Meeting Fees ($) (5)	Total ($)

Gary B. Abromovitz	24,000	12,000	30,000	40,000	20,000	(6)	24,000	150,000
John B. Butterworth	24,000	12,000	30,000	-	-		24,000	90,000
Timothy F. Meeker	24,000	12,000	30,000	-	-		12,000	78,000
Byron H. Rubin	24,000	12,000	-	-	-		-	36,000
Stanlee N. Rubin	24,000	9,000	-	-	-			33,000
Adolpho R. Telles	24,000	12,000	30,000	-	40,000	(7)	-	106,000
Darren G. Woody	24,000	12,000	30,000	-	-		12,000	78,000

(1)	All non-employee Directors receive a quarterly cash retainer of $6,000.

(2)	All non-employee Directors receive a cash fee of $3,000 for each quarterly meeting of the Board of Directors attended.

(3)
All independent Directors receive a quarterly cash retainer of $6,000 for participation in executive sessions. Amounts shown included one fee for an executive session held January 2006, which was not paid until May 2006.

(4)	The Deputy Chairman and lead director receives a quarterly cash retainer of $10,000.

(5)	Each non-chair member of a Board of Director’s committee receives a quarterly cash retainer of $3,000.

(6)	The Compensation Committee Chairman receives a quarterly cash retainer of $5,000.

(7)	The Audit Committee Chairman receives a quarterly cash retainer of $10,000.

In addition to the amounts shown above, non-employee board members received reimbursement for travel and lodging expenses incurred while attending Board meetings and Board-related activities, such as visits to Company locations.

The following table provides information on the outstanding equity awards at fiscal year-end 2007 for non-employee Directors.

Outstanding Equity Awards for Directors at Fiscal Year-End 2007
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)/Sh	Option Expiration Date
Gary B. Abromovitz	32,000	21.47 to 33.35	9/1/13 to 6/1/15
John B. Butterworth	40,000	13.13 to 33.35	3/1/13 to 6/1/15
Timothy F. Meeker	16,000	23.13 to 28.33	9/1/14 to 6/1/15
Byron H. Rubin	32,000	21.47 to 33.35	9/1/13 to 6/1/15
Stanlee N. Rubin	124,000	4.41 to 33.35	8/26/07 to 6/1/15
Adolpho R. Telles	-	-	-
Darren G. Woody	16,000	23.13 to 28.33	9/1/14 to 6/1/15

All options were issued in connection with the Company’s 1995 Non-Employee Stock Option Plan. Under the plan, all options were issued at a price equal to the fair market value of the Common Stock at the date of grant, vested one year from the date granted, and expire ten years after the options were granted. Currently, all outstanding options under the plan are vested. This stock option plan expired by its terms on June 6, 2005. Therefore, no additional options have been granted since that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of May 22, 2007, the beneficial ownership of the Common Stock of the Directors, the executive officers of the Company, the Directors and executive officers of the Company as a group, and each person known to the Company to be the beneficial owner of more than five percent of the Common Stock:

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent *
Gerald J. Rubin	7,569,922	(1)(2)	20.61%
Stanlee N. Rubin
One Helen of Troy Plaza
El Paso, Texas 79912

Thomas J. Benson	60,848	(2)	**

Byron H. Rubin	47,100	(2)	**

John B. Butterworth	45,105	(2)	**

Gary B. Abromovitz	34,000	(2)	**

Vincent D. Carson	20,368	(2)	**

Darren G. Woody	18,000	(2)	**

Timothy F. Meeker	16,000	(2)	**

Adolpho R. Telles	-		**

All directors and executive officers as a group (10 Persons)	7,811,343		21.27%

FMR Corp.	3,907,955	(3)	10.64%
82 Devonshire Street
Boston, Massachusetts 02109

Columbia Wanger Asset Management, LP	1,920,000	(4)	5.23%
227 W. Monroe Street Suite 3000
Chicago, Illinois 60606

*
Percent ownership is calculated based on 30,315,906 shares of the Company's Common Stock outstanding on May 22, 2007 and 6,417,381 stock options held by all grantees exercisable within 60 days of May 22, 2007.

**	Ownership of less than one percent of the outstanding Common Stock.

(1)
Does not include 144,000 shares in a trust for the children of Gerald J. Rubin and Stanlee N. Rubin in which they disclaim any beneficial ownership and includes 276,980 shares held beneficially through a partnership in which Gerald J. Rubin and Stanlee N. Rubin are partners.

(2)	Includes shares subject to stock options that are exercisable within 60 days of May 22, 2007 as follows:

Name of Beneficial Owner	Options (#)
Gerald J. Rubin	5,625,000
Stanlee N. Rubin	124,000
Thomas J. Benson	57,633
John B. Butterworth	40,000
Gary B. Abromovitz	32,000
Byron H. Rubin	32,000
Vincent D. Carson	18,900
Daren G. Woody	16,000
Timothy F. Meeker	16,000
Total	5,961,533

(3)
Based on the Schedule 13G/A filed on February 14, 2007, and Form 13F filed on March 31, 2007. According to those filings, FMR Corp. has sole dispositive power for 3,907,955 shares and shared voting power for 161,500 shares.

(4)
Based on the Schedule 13G filed on January 12, 2007, and Form 13F filed on March 31, 2007. According to those filings, Columbia Wanger Asset Management, LP has shared dispositive power for 1,920,000 shares and shared voting power for 1,800,000 shares.

EXECUTIVE OFFICERS

The executive officers of the Company are Gerald J. Rubin, Thomas J. Benson and Vincent D. Carson. Mr. Rubin is also a Director of the Company and his biography is included above under “Proposal 1: Election of Directors.”

THOMAS J. BENSON, age 49, has been Senior Vice President and Chief Financial Officer of the Company since August 2003. Mr. Benson served as Chief Financial Officer of Elamex, S.A. de C.V., a provider of manufacturing and shelter services, from June 2002 to August 2003, and as Chief Financial Officer of Franklin Connections / Azar Nut Company, a manufacturer, packager and distributor of candy and nut products, from May 1994 to June 2002. He has served as an investments director in two private investment firms and spent seven years in public accounting. He received his B.S. from St. Mary's College and his Masters Degree of Taxation from DePaul University.

VINCENT D. CARSON, age 47, joined the Company on November 1, 2001, in the capacity of Vice President, General Counsel and Secretary, after a 16-year legal career in private practice. Prior to joining the Company, Mr. Carson was a shareholder in Brandys Carson & Pritchard, P.C. from 1993 to 2001, and was a shareholder at Mounce, Green, Myers, Safi & Galatzan, P.C. during 2001. Both firms are located in El Paso, Texas.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of the Company ("the Compensation Committee") has reviewed and discussed with management the Compensation Discussion and Analysis for the fiscal year ended February 28, 2007 to be included in the proxy statement for the Company's annual general meeting of shareholders filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on its review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company's 2007 annual general meeting of shareholders and incorporated by reference in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 28, 2007.

Members of the Compensation Committee:

Gary B. Abromovitz, Chairman
Darren G. Woody
Timothy F. Meeker

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the following individuals are collectively referred to as the "named executive officers:"

•	Gerald J. Rubin, Chairman of the Board of Directors, Chief Executive Officer, and President;
•	Thomas J. Benson, Senior Vice President and Chief Financial Officer;
•	Vincent D. Carson, Vice President and General Counsel; and
•	Christopher L. Carameros, Executive Vice President (through August 31, 2006).

Oversight of Our Executive Compensation Program

The Compensation Committee oversees the compensation of our named executive officers and is composed entirely of independent Directors as defined under the listing standards of NASDAQ. The Compensation Committee is responsible for reviewing, approving and evaluating the Chief Executive Officer's performance in light of the goals and objectives of the Company. It also makes compensation recommendations with respect to our other executive officers, including approval of awards for incentive compensation and equity-based plans. The committee administers the 1997 Cash Bonus Performance Plan (the "Bonus Plan"), in which the Chief Executive Officer is currently the only participant. The Compensation Committee also administers all of our stock-based and other incentive compensation plans. The committee also assists the Board of Directors in developing succession planning for our executive officers.

Objectives of Our Compensation Program

Our compensation program is designed to attract, motivate and retain key leaders and to align the long-term interests of the named executive officers with those of our shareholders. The philosophy the Compensation Committee uses to set executive compensation levels and structures is based on the following principles:

•	compensation for our executive officers should be strongly linked to performance;

•	a higher percentage of compensation should be at risk and subject to performance-based awards as an executive officer's range of responsibility and ability to influence the Company's results increase;

•	compensation should be competitive in relation to the marketplace; and

•	outstanding achievement should be recognized.

The Role of Executive Officers in Determining Executive Compensation

The Compensation Committee, working with the Board of Directors, evaluates and approves all compensation recommendations made by the Chief Executive Officer regarding our named executive officers (other than himself). The Chief Executive Officer makes recommendations to the Compensation Committee regarding salaries, bonuses and equity awards for the other named executive officers and is required to annually review our executive compensation program for the named executive officers (other than himself). In making its decisions and any recommendations to the Board of Directors regarding the compensation of the named executive officers, the committee considers the Chief Executive Officer's evaluations of their performance and his recommendations regarding their compensation. In deliberations or approvals regarding the compensation of the other named executive officers, the committee may elect to invite the Chief Executive Officer to be present but not vote. In any deliberations or approvals of the committee regarding the Chief Executive Officer's compensation, the Chief Executive Officer is not invited to be present.

Compensation Consultant

The Compensation Committee has the authority to hire compensation, accounting, legal or other advisors. In connection with any such hiring, the committee can determine the scope of the consultant's assignments and their fees. The Compensation Committee has retained an outside compensation consultant from time to time to advise the committee on compensation decisions regarding our Chief Executive Officer and other compensation matters. While the Compensation Committee did not retain an outside compensation consultant in fiscal 2007, the committee may retain a consultant in the future to provide the committee with data regarding compensation trends, to assist the committee in the preparation of market surveys or tally sheets or to otherwise help it evaluate compensation decisions.

Our Compensation Program for Our Chief Executive Officer

Mr. Rubin is the founder of the Company, and he served as President of the Company prior to our initial public offering in 1971. Mr. Rubin served as President, Chief Executive Officer, and Chairman of the Board of Directors from 1971 to 1984, and from 1984 to June 2000, he served as Chief Executive Officer and Chairman of the Board of Directors. Since June 2000, Mr. Rubin has served as Chief Executive Officer, Chairman of the Board of Directors, and President of the Company. Mr. Rubin sets the overall strategic vision for our Company, and oversees the senior management team and the Company’s growth and acquisition strategy. In making discretionary compensation decisions regarding Mr. Rubin, the Compensation Committee considers Mr. Rubin's leadership of the Company and his contributions to increasing shareholder value.

Mr. Rubin's compensation is governed by an employment agreement, which presently has a term of three years and renews on a daily basis. Since this agreement largely dictates the terms of Mr. Rubin's compensation, decisions regarding his compensation, other than discretionary compensation, are limited by the terms of the agreement. In 2005, the Company and Mr. Rubin entered into an amendment to Mr. Rubin's employment agreement reducing his employment term from five years to three years. The Compensation Committee determined that the term reduction was in the best interests of our shareholders in order to effectively eliminate the tax "gross-up" provision that otherwise would have been triggered in the event of a change in control of the Company. By reducing the term of the employment agreement, the amendment also effectively reduced Mr. Rubin's total change of control compensation. For a more detailed discussion of the terms of Mr. Rubin's employment agreement, see "Employment Contract for Chairman of the Board, Chief Executive Officer and President."

A significant portion of Mr. Rubin's total compensation is performance-based and tied to the profitability of the Company. Mr. Rubin is presently the sole participant in the Bonus Plan, which provides for cash bonuses based on the Company's achievement of pre-tax earnings. The Bonus Plan and the performance targets for the Chief Executive Officer under the Bonus Plan were originally approved by the shareholders of the Company at our 1997 annual general meeting. The Bonus Plan was last amended in 2003 to change the performance targets from a fixed percentage of pre-tax earnings to a graduated percentage of pre-tax earnings. The revised earnings formula under the Bonus Plan constitutes a performance goal under Section 162(m) of the Code. The shareholders approved the amendment to the Bonus Plan at the 2003 annual general meeting of shareholders. In connection with this amendment, Mr. Rubin agreed to a reduction in the number of stock options he would otherwise have been entitled to receive under his employment agreement. Since fiscal 2004, Mr. Rubin has received no stock options or other equity awards.

Elements of Our Compensation Program for Our Chief Executive Officer

The principal current components of compensation for our Chief Executive Officer are:

•	Base salary;

•	Bonuses, including performance-based incentive bonuses;

•	Perquisites and other personal benefits; and

•	Post-termination benefits, including change of control triggers and benefits.

In the past, the Company has included grants of stock options in the total compensation package of our Chief Executive Officer. Mr. Rubin currently holds options exercisable for an aggregate of 5,625,000 shares that he received under these prior grants. These options are fully vested as of the end of fiscal year 2007. See "Outstanding Equity Awards At Fiscal Year-End 2007." Currently, Mr. Rubin is not eligible to receive grants of stock options under the Company’s 1998 Stock Option and Restricted Stock Plan, as amended. Mr. Rubin has received no stock options or other equity awards since fiscal 2004.

The Compensation Committee reviews total compensation for the Chief Executive Officer annually and evaluates his performance and makes compensation comparisons of chief executives of companies in similar business segments throughout the year. Each year, the Compensation Committee also certifies that the amount of any bonus payments under the Bonus Plan has been accurately determined and that the performance targets and any other material terms previously established by the Compensation Committee were in fact satisfied. The Compensation Committee believes that performance-based cash compensation that is directly related to the profitability of the Company should constitute a substantial portion of our Chief Executive Officer's total compensation. As a result, the Chief Executive Officer's base salary has historically represented a comparatively small percentage of the Chief Executive Officer's total compensation. In addition, the Chief Executive Officer's base salary is deducted from his performance-based incentive bonus when computing his total annual cash compensation.

Base Salary of Our Chief Executive Officer

We provide our named executive officers and other employees with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year. Mr. Rubin's employment agreement sets his base salary at $600,000 per year. His salary has remained at this level since 1999, with no increases for inflation or cost of living adjustments. The Compensation Committee has not sought to increase Mr. Rubin's salary because it believes that the majority of our Chief Executive Officer's compensation should primarily be attributed to the profitability of the Company. Based on its review of companies comparable to the Company and past discussions with a compensation consultant, the Compensation Committee believes that Mr. Rubin's base salary is below the median range for chief executive officers of similarly-situated companies.

Performance-Based Incentive Bonuses for Our Chief Executive Officer

The Compensation Committee believes that performance-based awards align our executives' interests with our annual corporate goals. The Compensation Committee recognizes that Mr. Rubin's base salary is below the median range for chief executive officers of similarly-situated companies. The Compensation Committee believes, however, that a significant portion of "at risk" compensation at the Chief Executive Officer level is important to the success of the Company. Since Mr. Rubin presently does not receive equity awards under the Company's existing equity incentive plan, the variable performance-based element of Mr. Rubin's total compensation is his potential annual cash bonus under the Bonus Plan. Under this plan, Mr. Rubin's total compensation will fluctuate depending on the Company's financial performance.

Under the Bonus Plan, Mr. Rubin is entitled to receive an annual cash incentive bonus based upon a graduated percentage ranging from 5% to 10% of the pre-tax annual earnings of the Company. The potential bonus levels that Mr. Rubin is entitled to receive, expressed as a percentage of the Company's "earnings" are shown in the table below. For purposes of the bonus calculation, "earnings" means the sum of the consolidated earnings from continuing operations before giving effect to Mr. Rubin’s bonus and all income taxes of the Company and its subsidiaries, minus extraordinary income, plus extraordinary expenses, minus capital gains, and plus capital losses. All components of the calculation must be determined in accordance with United States generally accepted accounting principles.

Amount Of Bonus Payable As A Percent Of Earnings		Amount Of Earnings Pre-Tax Achieved By The Company In The Applicable Fiscal Year
5%	$	- 0 -	to	$30,000,000
6%		$30,000,001	to	$40,000,000
7%		$40,000,001	to	$50,000,000
8%		$50,000,001	to	$60,000,000
9%		$60,000,001	to	$70,000,000
10%		$70,000,001	or more

Mr. Rubin's incentive bonus is capped at $15,000,000 in any one fiscal year. Further, the amount of his total incentive bonus is reduced by his base salary. In addition to any bonus paid under the Bonus Plan, the Compensation Committee has the authority to recommend to the Board of Directors that a discretionary bonus be awarded to Mr. Rubin. The committee evaluates Mr. Rubin's performance on an annual basis and reserves such discretionary bonus awards for extraordinary performance or achievement. The committee did not approve a discretionary bonus for the fiscal year ended February 28, 2007.

Perquisites and Other Personal Benefits Provided to Our Chief Executive Officer

The Company provides our Chief Executive Officer with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Company is required to provide most of these benefits pursuant to the terms of Mr. Rubin's employment agreement. In 2004, the Compensation Committee, with Mr. Rubin's consent, eliminated the Company's prior practice of making our corporate aircraft available for personal use by executive officers. The perquisites provided to Mr. Rubin according to his employment agreement include the following:

Automobile. We provide Mr. Rubin with an automobile. All expenses of operating, maintaining, and insuring the automobile are paid by the Company. Mr. Rubin is also entitled to have a driver at company expense, but in fiscal 2007, he did not request this perquisite.

Legal Assistance, Financial Planning, and Tax Return Preparation. The Company has agreed to pay for, or reimburse Mr. Rubin for, up to $10,000 per year for expenses incurred in connection with his obtaining routine legal assistance, financial planning and tax return preparation. In fiscal 2007, Mr. Rubin did not request this perquisite.

Medical Care Reimbursement. Mr. Rubin is entitled to reimbursement for medical care for himself and his wife, to the extent those expenses are not reimbursed by insurance. In fiscal 2007, Mr. Rubin did not request this perquisite.

Disability Insurance. The Company provides Mr. Rubin with an individual disability insurance policy that provides for a 360 day waiting period from the date on which Mr. Rubin may become disabled, and pays a monthly benefit of $l4,038 thereafter. As long as Mr. Rubin remains employed by the Company and is paid the full compensation specified in his employment agreement, any disability benefits payable to him under this policy must be endorsed over to the Company. Mr. Rubin is also covered by our group disability insurance policy, which is generally available to all our employees.

Life Insurance. Prior to fiscal 2002, the Company paid premiums on an executive universal life insurance policy on the life of Mr. Rubin in the initial insured amount of $5,000,000. In June 2000, the Company and Mr. Rubin entered into a split-dollar agreement, pursuant to which the Company is entitled to reimbursement for all premiums it has paid on the policy out of any death benefits paid on the life of Mr. Rubin. No premiums have been paid on the policy since fiscal 2002. As of February 28, 2007, the total aggregate death benefit of the policy was $5,399,127, the aggregate cash surrender value of the policy was $399,127, and the aggregate premiums paid by the Company since inception of the policy was $958,266.

Prior to July 2003, the Company had paid premiums for survivorship life insurance policies on the lives of Mr. and Mrs. Rubin in the initial aggregate insured amount of $29,000,000. The Company and a trust established for the benefit of Mr. and Mrs. Rubin, which was the owner of the life insurance policies (the “Trust”), entered into a split dollar insurance agreement in March 1994 whereby the Trust agreed to repay the Company all of the premiums paid under the policies from the proceeds of the policies. The Trust owned the policies and collaterally assigned the proceeds from these policies as collateral for the obligation to repay the aggregate premiums paid by the Company under these policies. In July 2003, the Trust and the Company entered into a split dollar life insurance agreement under which the Trust transferred ownership of the policies to the Company. The Company agreed to pay annual premiums of up to $360,000 on the policies and upon the death of the second to die of Mr. and Mrs. Rubin, the Company shall receive the cash surrender value of the policies, and the Trust shall receive the balance of the proceeds. The Company will also be entitled to the cash surrender value of the policies if the policies are cancelled. The Board of Directors decides annually whether to pay annual premiums of up to $360,000 on the policies. In fiscal 2007, the Board of Directors elected to make a payment of $25,914 toward the premiums on these policies and directed that the remainder of the premiums be paid out of the accumulated cash surrender value. For fiscal 2008, the Board of Directors decided to pay the entire premiums for these policies out of their accumulated cash surrender value. As of February 28, 2007, the total aggregate death benefit of the policies was $32,274,222, the aggregate cash surrender value of the policies was $5,248,465, and the aggregate premiums paid by the Company since inception of the policies was $4,345,914.

Mr. Rubin's employment agreement also provides that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under his employment agreement, including travel expenses incurred by his spouse if she travels with him while he performs his obligations under the employment agreement. Under the employment agreement, the Company will also reimburse Mr. Rubin for any taxes incurred by him with respect to these payments. During fiscal 2007, their were no payments which resulted in reimbursable tax expense.

The Company also provides other benefits to Mr. Rubin, such as a 401(k) plan, group medical, group life and group dental insurance, as well as vacation and paid holidays. These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.

Potential Post-Termination Benefits

Change in Control

Mr. Rubin's employment agreement provides that the Company must make certain payments to him if his employment is terminated as a result of a change in control (as defined in the employment agreement). Under Mr. Rubin's employment agreement, he will receive the benefits provided under the agreement if, after a change in control, his employment is terminated other than for cause (as defined in the agreement) or if he terminates his employment after certain actions (as specified in the agreement) that adversely affect him are taken. Under the employment agreement, Mr. Rubin must remain employed with the Company for six months following the first potential change in control to be entitled to these benefits. These benefits are more fully described under "Employment Contract for Chairman of the Board, Chief Executive Officer and President."

The change in control provisions of Mr. Rubin's employment agreement are intended to ensure that we will retain the benefit of Mr. Rubin's services without distraction in the face of a potential change in control and that Mr. Rubin will evaluate potential transactions on an objective basis. The Compensation Committee believes the change in control provisions in Mr. Rubin's employment agreement are reasonable and necessary considering the competitive conditions of the Company and its industry.

The employment agreement also provides for the immediate vesting of all options granted to Mr. Rubin if his employment is terminated by the Company without "cause," if he terminates his employment for "good reason" or if his employment is terminated for death or disability. As of the end of fiscal 2007, all of Mr. Rubin's options are fully vested.

Severance

The employment agreement of the Chief Executive Officer provides that, if his employment is terminated by the Company without "cause" or if he terminates his employment for "good reason" (as those terms are defined in his employment agreement), then he will be entitled to, among other things, payment of an amount equal to three years base salary plus three times the highest annual bonus paid to him in the preceding three years. If such termination follows a change in control of the Company, Mr. Rubin will receive these amounts in one lump sum payment. Otherwise he will receive his base salary in equal monthly payments and his bonus annually after the close of each fiscal year for three years. Our Chief Executive Officer would also be entitled to receive certain benefits following a termination of his employment by reason of death or disability. These benefits are more fully described under "Employment Contract for Chairman of the Board, Chief Executive Officer and President." The employment agreement also provides for the immediate vesting of all options granted to Mr. Rubin if his employment is terminated by the Company without "cause," if he terminates his employment for "good reason" or if his employment is terminated for death or disability. As of the end of fiscal 2007, all of Mr. Rubin's options are fully vested.

The Company's Compensation Program for Named Executive Officers Other Than Our Chief Executive Officer:

The Company’s other named executive officers are not party to employment agreements. As a result, their compensation is reviewed and determined by the Compensation Committee on an annual basis. The Compensation Committee may also review a named executive officer's compensation if that executive officer is promoted or experiences a change in responsibilities.

Elements of Our Compensation Program for Our Other Named Executive Officers

The principal components of compensation for named executive officers other than our Chief Executive Officer are:

•	Base salary;

•	Bonuses, including performance-based incentive bonuses;

•	Long-term equity compensation; and

•	Other personal benefits.

The Company has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews the performance of the Company and the individuals and determines the appropriate level and mix of compensation elements.

Base Salary of Our Other Named Executive Officers

The Company provides our named executive officers with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year. In setting or increasing base salaries, the Compensation Committee strongly considers the recommendations made by our Chief Executive Officer. In addition, the committee considers each executive's job responsibilities, qualifications, experience, performance history and length of service with the Company and comparable salaries paid by our competitors.

Annual Incentive Bonuses for Our Other Named Executive Officers

Performance-based awards are intended to align executives' interests with our annual corporate goals. Annual incentive bonuses take into account both individual and Company performance, including the Company's earnings. While the amount of funds available for distribution as bonuses varies with Company earnings, the actual amount that may be distributed is subjectively determined each year considering recommendations made by our Chief Executive Officer and reviewed by the Compensation Committee.

Bonuses are calculated as percentages of base salary, historically ranging from 20% to 30% for named executive officers. Although incentive bonuses are primarily based on individual and corporate performance, in some circumstances the Compensation Committee may provide additional discretionary bonus awards. The committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers.

Long Term Equity Compensation for Our Other Named Executive Officers

The Company grants equity awards to our named executive officers, other than our Chief Executive Officer, and to key employees under our 1998 Stock Option and Restricted Stock Plan (the "1998 Plan"). Equity-based compensation and ownership give these individuals a continuing stake in the long-term success of the Company, and the delayed vesting of stock options helps to encourage retention. Since August 2005, Mr. Rubin and Mr. Carameros, who served as Executive Vice President of the Company until August 31, 2006, have not been eligible to receive grants under the 1998 Plan.

The purposes of the 1998 Plan are to:

•	offer selected employees of the Company or its subsidiaries an equity ownership interest in the financial success of the Company;

•	provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility; and

•	encourage equity participation in the Company by eligible participants.

The 1998 Plan is administered by the Compensation Committee as a long-term component of the Company’s compensation package. The number of equity awards granted to each eligible named executive officer is made on a discretionary rather than formula basis by the Compensation Committee with the recommendation of the Chief Executive Officer. Historically, the Compensation Committee has only granted stock options under the plan, but the committee may in the future elect to grant restricted stock.

According to the terms of the 1998 Plan, any unvested options immediately vest upon death, disability, or a change in control of the Company. In addition, if an option holder's employment with the Company is terminated, any exercisable options held by that employee may be exercised for a period of:

•	for both incentive stock options (“ISO’s”) and nonstatutory options (“NSO’s”), up to twelve months if the termination of employment was due to the employee's death or disability;

•	for ISO’s, up to ninety days, where the employee is terminated without cause;

•	for NSO’s, up to six months, where the employee is terminated without cause; or

•	up to thirty days, if the termination of employment was for any other reason.

The maximum number of shares the Compensation Committee may issue under the 1998 Plan in each fiscal year is 250,000 shares, but any shares of restricted stock that may be granted under the plan will reduce the number of shares available for grant by three shares for each share of restricted stock granted. In the event that in any fiscal year less than 250,000 shares are granted, then the amount of shares that can be granted in any future fiscal year will increase by the excess of 250,000 over the amount of shares actually granted in such year until the excess number of shares have been granted. In addition, shares available for grant as a result of cancellation or termination of previously granted awards will also be available for grant in any fiscal year until such shares have been granted. As of February 28, 2007, 478,886 shares remained available for issuance under the 1998 Plan. For a more detailed discussion of the material terms of the 1998 Plan, see “Stock Option and Restricted Stock Plan.”

We also maintain our 1998 Employee Stock Purchase Plan, which was approved by the Company's shareholders at our 1998 annual general meeting. All employees are eligible to participate in the plan, including the named executive officers. Under the plan, employees are entitled to purchase shares of the Company's Common Stock at a discount to market value. The purchase price is 85% of the average of the highest and lowest sale prices of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less. As of February 28, 2007, 307,386 shares remain available for issuance under the Employee Stock Purchase Plan. For an additional discussion of the material terms of the Employee Stock Purchase Plan, see “Employee Stock Purchase Plan.”

Other Personal Benefits Provided for Our Other Named Executive Officers

We provide other benefits to the named executive officers, such as a 401(k) plan, group medical, group disability, group life and group dental insurance, as well as vacation and paid holidays. These benefits are available to all our employees and we believe they are comparable to those provided at other companies.

Option Grant Practices

Grants of stock options are made without regard to anticipated earnings or other material announcements by the Company. The exercise price of stock options is the average of the highest and lowest sale price of our common shares on NASDAQ on the date of the grant. The vesting period of options for officers has historically been over a five year period at the graduated rate per year of 10%, 15%, 20%, 25%, and 30%. The Compensation Committee believes that these vesting terms encourage retention of our executive officers. The Compensation Committee may, however, adjust the vesting of options as it deems necessary under the circumstances. In January 2007, our Board of Directors determined that we would begin making any annual grants of stock options to current officers and employees on the first business day following the public announcement of the fiscal year-end financial results.

Former Executive Vice President

Mr. Carameros served as Executive Vice President until his resignation on August 31, 2006. While he was serving as Executive Vice President, Mr. Carameros received a monthly base salary of $50,000. Mr. Carameros did not receive a bonus for fiscal 2007. Since August 2005, Mr. Carameros has not been eligible to receive grants under the 1998 Plan. In exchange for certain transitional services provided by Mr. Carameros to the Company from the date of his resignation through February 28, 2007, L & M Asset Management Inc., a privately-held company that holds certain of Mr. Carameros' personal investments, was paid $300,000 in consulting fees and $6,740 to cover the cost of his Cobra health insurance.

Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its principal executive officer and each of its other three most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. Annual cash incentive compensation and stock option awards are generally performance-based compensation that meets those requirements and, as such, are fully deductible.

Incentive cash bonus payments to our Chief Executive Officer under the Bonus Plan and grants of stock options to our other named executive officers under our 1998 Plan are intended to comply with Section 162(m) for treatment as performance-based compensation. Therefore, we expect to deduct compensation of the Chief Executive Officer and our other named executive officers related to compensation under each of these plans.

The Compensation Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements. However, the Compensation Committee retains discretion to establish executive compensation arrangements that it believes are consistent with the principles described earlier and in the best interests of our Company and its shareholders, even if those arrangements may not be fully deductible under Section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth the summary of compensation earned during fiscal 2005 through 2007 by the Company's Chief Executive Officer and its other named executive officers.

Summary Compensation Table for Fiscal Years 2007, 2006 and 2005

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Gerald J. Rubin	2007	600,000	4,110,639	-	60,916	4,771,555
Chairman, Chief Executive	2006	600,000	4,140,229	-	57,811	4,798,040
Officer, and President	2005	600,000	9,320,685	-	73,203	9,993,888

Thomas J. Benson	2007	315,000	84,808	20,916	7,192	427,916
Senior Vice President	2006	290,000	105,481	-	6,930	402,411
and Chief Financial Officer	2005	267,500	109,615	-	6,780	383,895

Vincent D. Carson	2007	191,000	3,673	17,306	6,239	218,218
Vice President and	2006	191,000	41,873	-	6,327	239,200
General Counsel	2005	191,000	45,546	-	6,114	242,660

Christopher L. Carameros (4)	2007	300,000	-	4,222	307,079	611,301
Former Executive Vice-President	2006	600,000	500,000	-	7,266	1,107,266
	2005	600,000	750,000	-	7,116	1,357,116

(1)	Mr. Rubin’s bonuses were calculated and awarded pursuant to the Company’s 1997 Cash Bonus Performance Plan, as amended and approved by the shareholders in August 2003.

(2)
These amounts reflect the expense of equity awards recognized in our fiscal 2007 financial statement reporting of two share-based compensation plans: a stock option and restricted stock plan adopted in fiscal 1998, as amended, and an employee stock purchase plan adopted in fiscal 1999. The expense recognized for financial statement reporting was determined in accordance with Statement of Financial Accounting Standards No. 123(R), and includes amounts from awards granted prior to fiscal 2007. Assumptions used in the calculation of these amounts are discussed in Note (9) to the Company’s audited financial statements for the fiscal year ended February 28, 2007, included in the Company’s Annual Report on Form 10-K for the year then ended, filed with the SEC on May 14, 2007.

(3)
This column reports all other compensation for the covered fiscal year that the Company could not properly report in any other column of the Summary Compensation Table. Details of amounts in this column are provided in the table entitled “All Other Compensation for Fiscal Year 2007” set forth below.

(4)	Mr. Carameros served as Executive Vice President until August 31, 2006, the effective date of his resignation from the Company.

In fiscal 2007, the following compensation was paid to our named executive officers, which comprises “All Other Compensation:”

All Other Compensation for Fiscal Year 2007
Name	Consulting Fee ($)(1)	Cobra Benefit Paid ($)(1)	401(k) Plan ($)	Group Life Insurance ($)	Disability Insurance ($)	Auto Lease ($)	Life Insurance Benefit ($)(2)	Total ($)
Gerald J. Rubin			6,600	2,360	5,798	16,297	29,861	60,916
Thomas J. Benson			6,600	592	-	-	-	7,192
Vincent D. Carson			5,730	509	-	-	-	6,239
Christopher L. Carameros	300,000	6,740	-	339	-	-	-	307,079

(1)
Mr. Carameros served as Executive Vice President until August 31, 2006, the effective date of his resignation from the Company. In exchange for certain transitional services provided to the Company through February 28, 2007, L & M Asset Management Inc., a privately-held company that holds certain of Mr. Carameros' personal investments, was paid $300,000 in consulting fees and $6,740 to cover the cost of his Cobra health insurance benefits.

(2)
Includes amounts attributable to the economic benefit received for executive and survivorship life insurance policies. The economic benefit of such policies totaled $29,861 in fiscal 2007. In fiscal 2007, the Board of Directors elected to make a payment of $25,914 toward the premiums on these policies and directed that the remainder of the premiums be paid out of the accumulated cash surrender value of the policies (which the Company owns). See “Certain Relationships and Related Transactions.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

The following table sets forth certain information with respect to outstanding equity awards at February 28, 2007 with respect to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2007
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexerciseable	Option Exercise Price ($)	Expiration Date (1)
Gerald J. Rubin (2)	1,000,000		-	15.94	8/26/07
	500,000		-	17.63	1/29/09
	500,000		-	13.47	2/26/09
	250,000		-	15.78	5/28/09
	250,000		-	14.47	8/31/09
	250,000		-	10.63	11/30/09
	250,000		-	7.09	3/1/10
	250,000		-	9.17	5/31/11
	250,000		-	12.53	8/31/11
	250,000		-	10.75	11/30/11
	250,000		-	12.63	2/28/12
	250,000		-	13.03	5/31/12
	250,000		-	11.84	8/31/12
	250,000		-	10.08	11/30/12
	250,000		-	13.13	2/28/13
	250,000		-	14.94	5/31/13
	250,000		-	21.47	8/31/13
	125,000		-	22.81	11/30/13
Thomas J. Benson	56,883	(3)	-	21.21	8/22/13
	750		6,750	18.00	11/25/15
Vincent D. Carson	10,000		-	10.71	11/1/11
	3,500		1,500	14.02	11/1/12
	5,000	(4)	-	23.38	12/1/13
	400		3,600	18.00	11/25/15

(1)	All options listed in this table have a ten year term from the date of grant.

(2)	Mr. Rubin’s stock options are 100% vested.

(3)
Mr. Benson’s options were granted with original vesting terms over a five year period at the graduated rate per year of 10%, 15%, 20%, 25%, and 30%. However on February 24, 2006, 31,285 shares, then unvested, having an exercise price of $21.21 became 100% vested as discussed further below.

(4)
Mr. Carson’s options were granted with original vesting terms over a five year period at the graduated rate per year of 10%, 15%, 20%, 25%, and 30%. However on February 24, 2006, 2,750 shares, then unvested, having an exercise price of $23.38 became 100% vested as discussed further below.

On February 24, 2006, the Compensation Committee of the Company’s Board of Directors approved the immediate acceleration of vesting on 285,217 of unvested and "out-of-the-money" stock options previously awarded to officers and employees with option exercise prices greater than $19.65 per share (the closing price per share of the Company’s Common Stock on NASDAQ on that date), including certain options issued to Mr. Benson and Mr. Carson as discussed above. Except for the acceleration of vesting, all such affected stock options continued to be governed by their respective original terms and conditions. The Company took this action in order to reduce the future compensation expense associated with unvested stock options following the adoption of SFAS No.123(R) beginning with the first quarter of fiscal 2007.

OPTION EXERCISES IN FISCAL YEAR 2007

Option Exercises in Fiscal Year 2007
Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gerald J. Rubin	-	-
Thomas J. Benson	-	-
Vincent D. Carson	-	-
Christopher L. Carameros (1)	134,586	1,083,949

(1)   Mr. Carameros served as Executive Vice President until August 31, 2006, the effective date of his resignation from the Company.

EMPLOYMENT CONTRACT FOR CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER AND PRESIDENT

Under Mr. Rubin's employment agreement, Mr. Rubin serves as the Company’s Chief Executive Officer. The term of Mr. Rubin's employment agreement is three years and automatically renews daily for a three-year term. Mr. Rubin receives an annual base salary of $600,000 and is eligible to receive an annual cash bonus payable in accordance with the Company’s 1997 Cash Bonus Performance Plan.

The formula for calculating the annual cash bonus for Mr. Rubin was submitted to the Company’s shareholders for approval in 2003. The annual cash bonus to Mr. Rubin is payable based on the earnings achieved by the Company in any applicable fiscal year according to the following scale:

Amount Of Bonus Payable As A Percent Of Earnings		Amount Of Earnings Pre-Tax Achieved By The Company In The Applicable Fiscal Year
5%	$	- 0 -	to	$30,000,000
6%		$30,000,001	to	$40,000,000
7%		$40,000,001	to	$50,000,000
8%		$50,000,001	to	$60,000,000
9%		$60,000,001	to	$70,000,000
10%		$70,000,001	or more

For the purposes of the bonus calculation, “earnings” means the sum of the consolidated earnings from continuing operations before giving effect to Mr. Rubin’s bonus and all income taxes of the Company and its subsidiaries, minus extraordinary income, plus extraordinary expenses, minus capital gains, and plus capital losses. All components of the calculation are required to be determined in accordance with accounting principles generally accepted in the United States. The base salary paid to Mr. Rubin in the fiscal year then reduces the amount of the incentive bonus calculated above. Mr. Rubin’s incentive bonus for any fiscal year cannot exceed $15,000,000. In fiscal 2007, Mr. Rubin received an annual cash bonus of $4,110,639.

Under the terms of his employment agreement, Mr. Rubin was entitled to receive options to purchase 125,000 shares of Common Stock on the last business day of each of the Company’s fiscal quarters and such options are immediately vested, assuming there are options available under the Company’s plans. In the fourth quarter of fiscal 2004, Mr. Rubin declined receipt of the balance of available options remaining in the 1998 Stock Option and Restricted Stock Plan totaling 67,011 shares so that these options could be used during the remainder of fiscal 2005 to reward selected members of the Company’s management and certain new management hires with an equity ownership interest in the Company. In connection with the amendment to our 1998 Stock Option and Restricted Stock Plan approved by our shareholders at our 2005 annual general meeting, the plan was amended to increase the amount available under the plan by 750,000 shares of Common Stock and to provide that Mr. Rubin was not entitled to receive grants of any additional options under the plan. Mr. Rubin received no stock options in fiscal years 2007, 2006 and 2005 and there are no stock options currently available to him under the Company's stock option plans.

Mr. Rubin's employment agreement also provides that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under his employment agreement, including travel expenses incurred by his spouse if she travels with him while he performs his obligations under the employment agreement. Under the employment agreement, the Company will also reimburse Mr. Rubin for any taxes incurred by him with respect to these payments.

If Mr. Rubin’s employment with the Company is terminated by an occurrence other than death, disability or good cause, he will receive payments, each in an amount equal to his monthly rate of basic compensation, which shall commence on the date of termination and shall continue until the date the employment contract would have expired but for said occurrence. Mr. Rubin would also receive payments, payable annually after the close of each fiscal year of the Company, each in an amount of incentive compensation and bonuses that would otherwise have been payable to him if he had continued in the employ of the Company for the same period, provided, however, the incentive compensation and bonus payable with respect to any fiscal year shall not be less than the highest annual incentive compensation and bonus award made to Mr. Rubin with respect to the Company’s most recent three fiscal years ending prior to the date of termination.

Upon the occurrence of a change in control of the Company, Mr. Rubin may elect to terminate his employment with the Company, and upon such termination he would receive a present-value lump sum payment of that amount due to him as basic compensation if his employment contract had continued until the date the employment contract would have expired but for said occurrence. In the event of a change in control, Mr. Rubin will also receive a lump sum payment in an amount equal to the amount of incentive compensation and bonuses that would otherwise have been payable to him under the employment agreement. Such lump sum payment shall be calculated using Mr. Rubin’s highest incentive compensation and bonuses payable with respect to the Company’s most recent three fiscal years ending prior to the date of the termination, with present value calculated using the applicable federal rate for the date of the termination of employment. His employment agreement was amended in April 2005 to provide that upon termination in no event will the severance payments to Mr. Rubin exceed 2.99 times his base amount, as defined in Section 280G of the Code.

If Mr. Rubin’s employment is terminated by an occurrence other than by death, disability or good cause, including upon a change in control, Mr. Rubin will also receive: (1) all amounts earned, accrued or owing but not yet paid to him, (2) immediate vesting of all options granted to him, (3) removal of all restrictions on restricted stock awarded to him and immediate vesting of the rights to such stock, if any, (4) medical benefits for him and his wife for life and (5) paid premiums of his life insurance policies, required under his employment agreement. At February 28, 2007, Mr. Rubin did not own any restricted stock or options that were not already vested. Mr. Rubin will also continue to participate in all employee benefits plans, programs or arrangements available to Company executives in which he was participating on the date of termination until the date the employment agreement would have expired but for said occurrence or, if earlier, until he receives equivalent benefits and coverage by another employer.

In the event of Mr. Rubin’s death, all unpaid benefits under his employment agreement are payable to his estate. Mr. Rubin’s employment agreement grants him the right to elect a cash payment of the remainder of his contract in the event of a merger, consolidation or transfer of all or substantially all of the Company’s assets to any unaffiliated company or other person.

Stock Option and Restricted Stock Plan

The 1998 Stock Option and Restricted Stock Plan (“1998 Plan”) was approved by the Company's shareholders at the 1998 annual general meeting. The purpose of the 1998 Plan is (1) to offer selected employees of the Company or its subsidiaries an equity ownership interest in the financial success of the Company, (2) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility and (3) to encourage equity participation in the Company by eligible participants.

The Compensation Committee administers the 1998 Plan. Under the 1998 Plan, the Compensation Committee may grant incentive stock options, non-qualified options and restricted stock to our named executive officers, other than our Chief Executive Officer, and to other employees. The number and the nature of equity awards granted to each eligible employee is made on a discretionary rather than formula basis by the Compensation Committee with the recommendation of the Chief Executive Officer. The exercise price for any option granted under the 1998 Plan is at a price as the committee may determine, but cannot be less than the average of the highest and lowest sale price of our Common Stock on NASDAQ on the date of the grant. Any award granted under the 1998 Plan is exercisable or vests at such times, under such conditions and in such amounts and during such period or periods as the Compensation Committee determines on the date the award is granted.

The maximum number of shares the Compensation Committee may issue under the 1998 Plan in each fiscal year is 250,000 shares, but any shares of restricted stock that may be granted under the plan will reduce the number of shares available for grant by three shares for each share of restricted stock granted. In the event that in any fiscal year less than 250,000 shares are granted, then the amount of shares that can be granted in any future fiscal year is increased by the excess of 250,000 over the amount of shares actually granted in such year until the excess number of shares have been granted. In addition, shares available for grant as a result of cancellation or termination of previously granted awards shall also be available for grant in any fiscal year until such shares have been granted. Historically, the Compensation Committee has only granted stock options under the plan, but the committee may in the future elect to grant restricted stock. As of February 28, 2007, 478,886 shares remain available for issuance under the 1998 Plan. The 1998 Plan terminates in August 2008.

Recipients of stock option awards may exercise their options at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient's life. Awards granted under the plan are evidenced by either an agreement that is signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient.

According to the terms of the 1998 Plan, any unvested options immediately vest upon death, disability, or a change in control (as defined in the 1998 Plan) of the Company. In addition, if a participant's employment with the Company is terminated, any exercisable options held by that employee may be exercised for a period of:

•	for both incentive stock options (“ISO’s”) and nonstatutory options (“NSO’s”), up to twelve months if the termination of employment was due to the employee's death or disability;

•	for ISO’s, up to ninety days, where the employee is terminated without cause;

•	for NSO’s, up to six months, where the employee is terminated without cause; or

•	up to thirty days, if the termination of employment was for any other reason.

The 1998 Plan requires participants to comply with specified confidentiality and non-competition provisions. If the participant violates these provisions, then the participant may be required to forfeit his or her rights and benefits under the 1998 Plan, return to the Company any unexercised options, forfeit the rights under any awards of restricted stock and return any shares held by the participant received upon exercise of any option or the lapse of restrictions relating to restricted stock.

Employee Stock Purchase Plan

Our 1998 Employee Stock Purchase Plan (the “Stock Purchase Plan”) was approved by the Company's shareholders at the 1998 annual general meeting. It is the intention of the Company that this plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code.

The Stock Purchase Plan allows full-time employees of the Company or certain of its subsidiaries to purchase shares of Common Stock with accumulated payroll deductions. Employees may authorize payroll deductions of up to 15% of their compensation, which is accumulated over an option period and then used to purchase Common Stock. Option periods end in July and January of each fiscal year. The purchase price is 85% of the average of the highest and lowest sale prices of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less. Employees may suspend or discontinue their participation in the plan at any time.

As of February 28, 2007, 307,386 shares remain available for issuance under the Stock Purchase Plan. The Stock Purchase Plan terminates in July 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes certain compensation that would be paid under Mr. Rubin’s employment agreement in the event of a termination of his employment with the Company and/or change in control of the Company. The amounts shown in the table below assume that such a termination of employment and/or change in control occurred on February 28, 2007 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to Mr. Rubin upon his termination and/or a change in control (based upon his compensation and service levels as of such date and the closing price of the Common Stock on February 28, 2007 of $23.16). The actual amounts to be paid out can only be determined at the time of a change in control and/or termination of employment with the Company. For further information regarding the terms of Mr. Rubin’s employment agreement, see "Employment Contract for Chairman of the Board, Chief Executive Officer and President."

Chief Executive Officer - Gerald J. Rubin

Triggering Event	Compensation Component		Payout($)

Death	•	$5,000,000 life insurance benefit	4,440,861
	•	Any accrued payroll to date of death (1)	-
	•	Any accrued incentive compensation prorated to date of death (2)	4,110,639
	•	Medical benefits for Mr. Rubin's Spouse for her life (3)	291,452
	Total		8,842,952

Disability (9)	•	Short-term and long-term disability benefits (4)	11,596
	•	Any accrued payroll to date of termination (1)	-
	•	Any accrued incentive compensation prorated to date of termination (2)	4,110,639
	•	Company payment of premiums on $5,000,000 life insurance policy (5)	528,118
	•	Medical benefits for Mr. Rubin and his spouse for life (6)	460,091
	•	Continued participation in employee benefit plans in which Mr. Rubin
		was participating through the end of the fiscal year of termination,
		or payment of the after-tax economic equivalent of any such plans (7)	4,615
	Total		5,115,059

Termination With Cause (9)	•	Any accrued payroll to date of termination (1)	-
	•	Any accrued incentive compensation prorated to date of termination (2)	4,110,639
	Total		4,110,639

Voluntary Termination (9)	•	Any accrued payroll to date of termination (1)	-
	•	Any accrued incentive compensation prorated to date of termination (2)	4,110,639
	•	Medical benefits for Mr. Rubin and his spouse for life (6)	460,091
	Total		4,570,730

Chief Executive Officer - Gerald J. Rubin (Continued)

Triggering Event	Compensation Component		Payout($)

Termination Without Cause	•	Three years of annual base salary, paid monthly	1,800,000
by the Company or For Good	•	Three years of annual incentive compensation and cash bonuses,
Reason by the Employee (9)		as computed per existing agreement, but never less than the
		highest annual incentive compensation and cash bonus paid
		in the latest three fiscal years prior to termination, paid annually
		after the close of each fiscal year, at a date consistent with previous
		year's payments (usually 75 days after year-end)	27,962,055
	•	Any accrued payroll to date of termination (1)	-
	•	Any accrued incentive compensation prorated to date of termination (2)	4,110,639
	•	Company payment of premiums on $5,000,000 life insurance policy (5)	528,118
	•	Medical benefits for Mr. Rubin and his spouse for life (6)	460,091
	•	Continued participation in employee benefit plans in which Mr. Rubin
		was participating through the earlier of three years from the date of
		termination, or on the date he receives equivalent benefits under
		similar plans provided by a subsequent employer; or payment of
		the after-tax economic equivalent of any such plans (8)	30,462
	Total		34,891,365

Change in Control -	•	Three years of annual base salary, paid as a lump sum (computed on
Termination Without		the present value basis defined by the terms of the agreement).	1,643,487
Cause by the Company	•	Three years of annual incentive compensation and cash bonuses,
or Constructive		computed using the highest annual incentive compensation and
Termination (9)		cash bonus paid in the latest three fiscal years prior to termination,
		paid as a lump sum (computed on the present value basis defined
		by the terms of the agreement).	25,530,701
	•	Any accrued payroll to date of termination (1)	-
	•	Any accrued incentive compensation prorated to date of termination (2)	4,110,639
	•	Company payment of premiums on $5,000,000 life insurance policy (5)	528,118
	•	Medical benefits for Mr. Rubin and his spouse for life (6)	460,091
	•	Continued participation in employee benefit plans in which Mr. Rubin
		was participating through the earlier of three years from the date of
		termination, or on the date he receives equivalent benefits under
		similar plans provided by a subsequent employer; or payment of
		the after-tax economic equivalent of any such plans (8)	30,462
	Total		32,303,498

(1)	Accrued wages due were estimated using actual amounts that would have been payable had termination occurred at February 28, 2007.

(2)
Accrued incentive compensation due used actual amounts that would have been payable had termination occurred at February 28, 2007. The amount due is the annual cash bonus for fiscal 2007, which would normally be paid in May of the following fiscal year.

(3)
Medical benefits were estimated using the actuarial present value of the accumulated cost of medical insurance premiums plus an estimate of expenses not covered by insurance (estimated as the projected value of deductibles and insurance co-payments the insured’s would normally be responsible for). Key assumptions used in this computation were:

•	Current annual premium cost (one individual) - $6,250
•	Additional medical payments not covered by insurance, including deductibles and co-payments - $3,500
•	Expected annual medical insurance cost inflation - 8.0%
•	Mortality of the executive's wife - 21.7 years from the date of termination
•	Risk free discount rate - 5.00%

(4)
Mr. Rubin’s disability benefit is comprised of three components: group short-term disability, group long-term disability, and supplemental long-term disability. Group short-term disability provides ten weeks of benefits. Group long-term disability provides benefits to age 65, after a 90 day waiting period.  Suppletmental long-term disability will pay benefits after a 360 day waiting period for up to two years after age 65. The computation of total benefits upon disability at February 28, 2007 presumes Mr. Rubin would avail himself of the maximum allowed payouts under each of the plans, which would require the Company to pay additional premiums on his supplemental long-term disability for two years. The amount shown represents the undiscounted value of two year’s supplemental long-term disability premium payments.

(5)	Life Insurance benefits were estimated using the present value of the accumulated cost of the insurance premiums payable under the policy. Key assumptions used in this computation were:

•	Annual fixed premium cost - $43,431
•	Expected number of years of insurance premium payments - 18.5 years from date of termination
•	Risk free discount rate - 5.00%

(6)
Medical benefits were estimated using the actuarial present value of the accumulated cost of medical insurance premiums plus an estimate of expenses not covered by insurance (estimated as the projected value of deductibles and insurance co-payments the insured’s would normally be responsible for). Key assumptions used in this computation were:

•	Current annual premium cost (two individuals) - $9,688
•	Current annual premium cost (one individual) - $6,250
•	Expected annual medical insurance cost inflation - 8.0%
•	Additional medical payments for each individual which was not covered by insurance, including deductibles - $3,500
•	Mortality of the executive - 18.5 years from the date of termination
•	Mortality of the executive's wife - 21.7 years from the date of termination
•	Risk free discount rate - 5.00%

(7)
Includes the current after tax benefit afforded by participation in the Company’s benefits for 401(k) employer matching contributions. In the case of a disability assumed to occur at fiscal year-end, two months of matching contributions would be due.

(8)
Includes the current after tax benefit afforded by participation in the Company’s benefits for 401(k) employer matching contributions. The amounts were computed as the undiscounted after tax value of the continuing cash outlay required by the Company, assuming the benefits would be received for the full three year commitment.

(9)
The terms “Disability,” “Termination With Cause,” “Termination Without Cause,” “Good Reason,” “Voluntary Termination,” “Change in Control,” and “Constructive Termination,” have the same meanings as defined in Mr. Rubin’s employment agreement.

Other Named Executive Officers

The other named executive officers stock options are subject to all terms of the 1998 Plan that govern all employees who receive options. Under the 1998 plan, any unvested options immediately vest upon a change in control of the Company (as defined in the 1998 Plan). In addition, if an option holder's employment with the Company is terminated due to his death or disability, all of his options will immediately vest and will remain exercisable for one year after such termination. If an option holder's employment is terminated voluntarily or with cause, all of his options that are exercisable as of the date of termination will remain exercisable for thirty days. If an option holder’s employment is terminated without cause, all of his options that are exercisable as of the date of termination will remain exercisable for ninety days, if ISO’s or six months if NSO’s.

If Mr. Benson or Mr. Carson died or suffered a disability or the Company experienced a change in control on February 28, 2007, the benefits to them, by reason of the immediate vesting of their options would be $34,830 and $32,286, respectively. These amounts are calculated based upon the difference between the market price per share of the Company’s common stock on February 28, 2007 ($23.16) and the applicable exercise price of the stock options held by the named executive that would become immediately vested under such circumstances.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain equity compensation plan information as of February 28, 2007:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (1)
Equity compensation plans approved by security holders	6,750,758	$15.01	786,272

(1)
Includes 307,386 shares authorized and available for issuance in connection with the Helen of Troy Limited 1998 Employee Stock Purchase Plan and 478,886 shares authorized and available for issuance under the Helen of Troy Limited 1998 Stock Option and Restricted Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for the Approval of Related Person Transactions

The Audit Committee Charter provides that the Audit Committee has the authority to establish, and communicate to the full board and management, policies that restrict the Company and its affiliates from entering into related person transactions without the Audit Committee's prior review and approval. In accordance with these policies, the Audit Committee on a timely basis reviews and, if appropriate, approves all related person transactions.

At any time in which an executive officer, director or nominee for director becomes aware of any contemplated or existing transaction that, in that person's judgment may be a related person transaction, the executive officer, director or nominee for director is expected to notify the Chairman of the Audit Committee of the transaction. Generally, the Chairman of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related person transaction requiring approval by the Audit Committee. If the transaction is considered to be a related person transaction, then the Audit Committee will review the transaction at its next scheduled meeting or at a special meeting of the committee.

Related Person Transactions

Byron H. Rubin, a member of the Company's Board of Directors, earns insurance agent's commissions paid by certain of our insurers directly to him in connection with the Company's group health, life and disability insurance policies as well as certain life insurance policies covering its officers. During fiscal 2007, he received commissions of approximately $30,000 from policies sold to the Company.

Timothy F. Meeker, a member of the Company’s Board of Directors, was paid consulting fees of $48,000 during fiscal 2007 in connection with marketing advisory services provided to Idelle Labs, Ltd., the business unit in the Company’s personal care segment that develops and distributes liquid hair styling products, body powder and skin care products. In addition to his fees, during fiscal 2007 Mr. Meeker was reimbursed $2,657 for travel and lodging expenses incurred while performing services in this capacity. We expect Mr. Meeker to continue to provide such services and in fiscal 2008 to be compensated at a rate of $4,000 per month plus reimbursement for any associated travel and lodging expenses.

All of the above transactions have been reviewed, approved and ratified by the Company's Audit Committee.

Prior to July 2003, the Company had paid premiums for survivorship life insurance policies on the lives of Mr. Gerald J. Rubin and Mrs. Stanlee N. Rubin in the initial aggregate insured amount of $29,000,000. The Company and a trust established for the benefit of Mr. and Mrs. Rubin, which was the owner of the life insurance policies (the “Trust”), entered into a split dollar insurance agreement in March 1994 whereby the Trust agreed to repay the Company all of the premiums paid under the policies from the proceeds of the policies. The Trust owned the policies and collaterally assigned the proceeds from these policies as collateral for the obligation to repay the aggregate premiums paid by the Company under these policies. In July 2003, the Trust and the Company entered into a split dollar life insurance agreement under which the Trust transferred ownership of the policies to the Company. The Company agreed to pay annual premiums of up to $360,000 on the policies and upon the death of the second to die of Mr. and Mrs. Rubin, the Company shall receive the cash surrender value of the policies, and the Trust shall receive the balance of the proceeds. The Company will also be entitled to the cash surrender value of the policies if the policies are cancelled. The Board of Directors decides annually whether to pay annual premiums of up to $360,000 on the policies. In fiscal 2007, the Board of Directors elected to make a payment of $25,914 toward the premiums on these policies and directed that the remainder of the premiums be paid out of the accumulated cash surrender value. For fiscal 2008, the Board of Directors decided to pay the entire premiums for these policies out of their accumulated cash surrender value. As of February 28, 2007, the total aggregate death benefit of the policies was $32,274,222, the aggregate cash surrender value of the policies was $5,248,465, and the aggregate premiums paid by the Company since inception of the policies was $4,345,914.

Through fiscal 2002, the Company paid premiums on an executive universal life insurance policy on the life of Gerald J. Rubin in the initial insured amount of $5,000,000. Under the split dollar agreement for this policy, entered into in June 2000, the Company is entitled to reimbursement for all premium payments it has made on the policy out of any death benefits paid on the life of Gerald J. Rubin. No premiums have been paid on the policy since fiscal 2002. As of February 28, 2007, the total aggregate death benefit of the policies was $5,399,127, the aggregate cash surrender value of the policies was $399,127, and the aggregate premiums paid by the Company since inception of the policies was $958,266.

REPORT OF THE AUDIT COMMITTEE

Composition. The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of the three directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Adolpho R. Telles is an “audit committee financial expert” as defined by SEC rules.

Responsibilities. The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate.

The Audit Committee is responsible for oversight, on behalf of the Board of Directors, of:

•	The Company’s auditing, accounting and financial reporting processes, and the integrity of its financial statements;

•
The audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s auditor and independent registered public accounting firm;

•	The Company’s compliance with legal and regulatory requirements; and

•	The staffing and ongoing operation of the Company’s internal audit function.

The Company’s management is responsible for: (a) maintaining the Company’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated annual financial statements.

The Audit Committee’s function is one of oversight only and does not relieve management of its responsibilities for preparing financial statements that accurately and fairly present the Company’s financial results and condition, nor the independent registered public accounting firm of their responsibilities relating to the audit or review of the financial statements.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s auditor and independent registered public accounting firm. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chairman then communicates such pre-approvals to the full Audit Committee for ratification. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

Review with Management and Independent Registered Public Accounting Firm. In this context, the Audit Committee hereby reports as follows:

1.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the 2007 fiscal year.

2.
The Audit Committee has discussed with the auditor and independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

3.
The Audit Committee has received from the auditor and independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has held such discussions regarding independence with its auditor and independent registered public accounting firm.

4.
The Audit Committee has considered whether the provision of services covered by fees paid to the independent registered public accounting firm are compatible with maintaining the independence of that firm.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2007, for filing with the SEC.

Members of the Audit Committee:

Adolpho R. Telles (Chairman)
Gary B. Abromovitz
John B. Butterworth

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT AND OTHER FEES PAID TO OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for the years ended February 28, 2007, and February 28, 2006, and fees billed for other services rendered by KPMG LLP during those periods.

Type of Fee	2007	2006
Audit Fees	$594,000	$595,500
Audit-Related Fees	325,600	377,200
Tax Fees	18,000	22,800
All Other Fees	-	200
Total	$937,600	$995,700

Audit Fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consist of fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations, due diligence, accounting consultations concerning financial accounting and reporting standards.

Tax Fees: Consist of tax compliance/preparation fees by KPMG LLP to the Company for professional services and assistance to the Company’s in-house tax departments related to federal, state and international tax compliance.

All Other Fees: Consist of fees billed by KPMG LLP to the Company for other permissible work for services not included in the first three categories. The Company intends to minimize services in this category. These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in KPMG LLP’s core work, which is the audit of the Company’s consolidated financial statements.

The Audit Committee pre-approved all of the services described above that were provided in fiscal 2007 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act. There were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable.

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE COMPANY'S BYE-LAWS TO MAKE THE COMPANY ELIGIBLE FOR A DIRECT REGISTRATION PROGRAM.

The Board of Directors has recommended and asks that you approve a resolution to amend the Company's bye-laws to make the Company eligible for a direct registration program ("DRP"), which is operated by a securities depository.

We are proposing to amend our bye-laws in response to recent changes to the listing standards of NASDAQ, which require that all equity securities listed on NASDAQ be eligible for a DRP by January 1, 2008. A DRP permits a shareholder's ownership to be recorded and maintained on the books of the issuer or the transfer agent without the issuance of a physical stock certificate. It also allows shares to be transferred between a transfer agent and a broker electronically. The change to the NASDAQ rule does not require issuers to actually participate in a DRP or to eliminate physical stock certificates. The change only requires that the listed securities be eligible for such a program.

Presently, our bye-laws generally require that requests for transfers of shares of our stock be accompanied by written instructions and the certificates representing the shares to be transferred. If the proposed amendment to our bye-laws is approved, we would have the ability, but not the obligation, to issue uncertificated shares transferable only on the books of the Company. Even if the amendment is approved, we currently intend to permit any shareholders who so desire to have their shares represented by share certificates. The amendment to our bye-laws, if approved by our shareholders, will replace bye-law 60, which will then read as follows:

(1)
Shares may be transferred either by an instrument of transfer in the form of Form "C" in the Schedule hereto (or as near thereto as circumstances admit) or in such other common form as the Board may accept or by such electronic means as may be consistent with the rules or regulations of any exchange or quotation system on which shares are listed or quoted, PROVIDED that shares may only be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act. Any physical instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2)
The Board may refuse to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates or by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

The approval of this amendment to our bye-laws, as described in Proposal 2, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

PROPOSAL 3: APPOINTMENT OF AUDITOR AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE AUDIT
COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE AUDITOR’S REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the auditor and independent registered public accounting firm of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

The Audit Committee nominated Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for the 2008 fiscal year. Representatives of Grant Thornton LLP and KPMG LLP, the Company’s auditor and independent registered public accounting firm for the 2007 fiscal year are expected to be present at the Annual Meeting with the opportunity to make a statement if such representatives desire to do so. The Grant Thornton LLP and KPMG LLP representatives are also expected to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint Grant Thornton LLP as our auditor and independent registered public accounting firm and authorize the Audit Committee to set the auditor’s remuneration as described in this Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS

Shareholders intending to present proposals at the 2008 Annual General Meeting of Shareholders and desiring to have those proposals included in the Company's proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to be received at the executive offices of the Company no later than April 23, 2008. For proposals that shareholders intend to present at the 2008 annual general meeting of Shareholders outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, unless the shareholder notifies the Company of such intent by April 23, 2008, any proxy solicited by the Company for that annual general meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2007, all Section 16(a) filing requirements applicable to the Directors, executive officers and greater than 10% shareholders were satisfied.

OTHER MATTERS

Except as described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote on these matters in accordance with management's discretion.

HOUSEHOLDING OF MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request by writing the Company at the following address: Helen of Troy Limited, 1 Helen of Troy Plaza, El Paso, Texas 79912, Attention: Investor Relations; or by calling the Company at the following phone number: (915) 225-4748. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce the Company’s printing and mailing costs, by signing up to receive shareholder communications via e-mail. With electronic delivery, you will be notified via e-mail after the annual report and the proxy statement are available on the Internet, and you can submit your proxy appointment and instruction online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.
If you are a registered holder (you hold your shares of Common Stock in your own name through our transfer agent, Computershare Investor Services, LLC, or you have stock certificates), you can elect to have next year's communications sent to you electronically as part of this year’s on-line proxy appointment and instruction process at WWW.PROXYVOTE.COM by following the instructions that will be provided to you on screen when you submit your proxy.

2.
If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), you may contact your broker or visit their web site. Most brokers have made provisions for you to sign up on-line for electronic delivery of shareholder reports and mailings.

Your electronic delivery enrollment will be effective until you cancel it.

HOW TO OBTAIN OUR ANNUAL REPORT, PROXY STATEMENT
AND OTHER INFORMATION ABOUT THE COMPANY

From time to time, we receive calls from shareholders asking how they can obtain more information regarding the Company. The following options are available:

1.
Our Investor Relations site, which can be accessed from our main Internet website located at www.hotus.com, contains Company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings. This proxy statement and our 2007 Annual Report to Shareholders are both available at this site.

2.
You may also request a free copy of our Annual Report or proxy statement by contacting Helen of Troy Investor Relations, Robert D. Spear, at (915) 225-4748, or via e-mail at rspear@hotus.com, or send written correspondence to Helen of Troy Limited, Attn: Investor Relations, One Helen of Troy Plaza, El Paso, Texas 79912.

YOUR VOTE IS IMPORTANT

PRELIMINARY COPY

HELEN OF TROY LIMITED
ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes each of Gerald J. Rubin and Vincent D. Carson as Proxy with power of substitution, to represent the undersigned at the Annual General Meeting of Shareholders of the Company to be held on Tuesday, August 21, 2007, at 1:00 p.m., Mountain Daylight Time, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, and any adjournment thereof, and to vote all the common shares of the Company that the undersigned is entitled to vote on the following matters:

1. To elect a board of eight directors:

FOR ALL NOMINEES LISTED BELOW

(except as marked to the contrary below) ☐

WITHHOLD AUTHORITY

to vote for all nominees below ☐

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE'S NAME ON THE LIST BELOW

Gary B. Abromovitz	Gerald J. Rubin
John B. Butterworth	Stanlee N. Rubin
Timothy F. Meeker	Adolpho R. Telles
Byron H. Rubin	Darren G. Woody

2.	To approve an amendment to the Company’s bye-laws to make the Company eligible for a direct registration program

For ☐ Against ☐ Abstain ☐

3.
To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm to serve for the 2008 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration

For ☐ Against ☐ Abstain ☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

THIS PROXY ALSO GRANTS AUTHORITY TO VOTE SUCH SHARES AS TO ANY OTHER MATTER WHICH MAY BE BROUGHT BEFORE THE MEETING IN THE SOLE DISCRETION OF THE HOLDERS OF THIS PROXY.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If shares are held jointly, signature should include both names. Executors, administrators, trustees, guardians, and others signing in the representative capacity, please so indicate when signing.

DATE:	___________________, 2007

SIGNATURE:	_______________________________________________________

SECOND SIGNATURE, IF HELD JOINTLY:	_______________________________________________________

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.